Exhibit 99.1

Apricus Biosciences Announces $10 Million Registered Direct Offering

SAN DIEGO, January 13, 2016 (GLOBE NEWSWIRE) – Apricus Biosciences, Inc. (Nasdaq:APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today announced that it has entered into definitive agreements with certain institutional investors, including existing investors Sarissa Capital and Aspire Capital, in a registered direct offering of 11,363,640 shares of common stock and warrants to purchase up to 5,681,818 shares of common stock. The shares and warrants are being sold in combination, consisting of one share of common stock and a warrant to purchase .50 of a share of common stock, at an offering price of $0.88 for expected gross proceeds of approximately $10 million. The warrants will become exercisable commencing six months and one day from the date of issuance, expire seven years after the date of issuance and have an exercise price of $0.88 per share. The offering price and exercise price represent the closing price of the Company’s common stock as of January 12, 2016.

The offering is expected to take place in separate closings, subject to specified closing conditions. The Company expects the initial closing to occur on or about January 13, 2016 and to include gross proceeds of approximately $2.2 million from the sale of 2,528,411 shares of common stock and warrants to purchase up to 1,264,204 shares of common stock. The remaining securities will be sold in one or more subsequent closings, provided that the receipt of stockholder approval pursuant to the rules of the Nasdaq Stock Market shall be required prior to the Company’s sale of 7,073,865 shares of common stock and warrants to purchase up to 3,536,932 shares of common stock for expected gross proceeds of approximately $6.2 million. The sale of the remaining securities to Aspire Capital for expected gross proceeds of approximately $1.6 million may occur earlier at Aspire Capital’s election.

Apricus plans to use the net proceeds of the offering to fund working capital and general corporate purposes, including to advance its clinical development pipeline.

The securities described above are being offered pursuant to a shelf registration statement (File No. 333-198066), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on August 25, 2014. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When filed with the SEC, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC’s website at www.sec.gov.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus recently completed enrollment in its Phase 2b trial for fispemifene, a selective estrogen receptor modulator for the treatment of symptomatic male secondary hypogonadism, and plans to conduct additional studies in other urological conditions. Apricus has completed a Phase 2a trial for RayVa™, its product candidate for the treatment of the circulatory disorder Raynaud’s phenomenon, and plans to conduct additional clinical trials in patients with Raynaud’s phenomenon secondary to scleroderma. Apricus’ lead commercial product, Vitaros®, for the treatment of erectile dysfunction, is approved in Europe and Canada and is being commercialized in several countries in Europe. Apricus recently in-licensed the U.S. development and commercialization rights for Vitaros from Allergan. Apricus’ marketing partners for Vitaros include Laboratoires Majorelle, Bracco S.p.A., Hexal AG (Sandoz), Takeda Pharmaceuticals International GmbH, Recordati Ireland Ltd. (Recordati S.p.A.), Ferring International Center S.A. (Ferring Pharmaceuticals) and Mylan NV. Apricus’ second-generation room temperature Vitaros is currently under development.

For further information on Apricus, visit http://www.apricusbio.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: Apricus’ expectations on the completion, timing and size of the offering and the expected gross proceeds from the offering and the anticipated use of proceeds therefrom; and Apricus’ development plans for its product candidates. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of Apricus, including, but not limited to: risks and uncertainties related to the offering, including those associated with stockholder approval of the sale of shares and warrants at a subsequent closing and the satisfaction of other closing conditions; Apricus’ ability to carry out ongoing and further clinical studies for its product candidates, as well as the timing and success of the results of such studies; Apricus’ ability to raise additional funding that it may need to continue to pursue its commercial and business development plans; and Apricus’ ability to obtain the requisite governmental approval for its product candidates. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in Apricus’ most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from Apricus.

CONTACT: Institutional / Retail Investors: Matthew Beck

mbeck@troutgroup.com

The Trout Group LLC

(646) 378-2933